UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                ----------------
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         Bonneville Pacific Corporation
                      ------------------------------------
                                (Name of Issuer)

                     Common Stock, $ .01 par value per share
                   -------------------------------------------
                         (Title of Class of Securities)

                                  098904 20 4
                               ------------------
                                 (CUSIP Number)


                              Joseph A. Wagda, Esq.
                            547 Blackhawk Club Drive
                               Danville, CA 94506
                                  925-648-3138


          --------------------------------------------------------------
             (Name, Address and Telephone Number of Person Authorized
                       to Receive Notices and Communications)


                               January 19, 2000
                    ----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[ ]    Rule 13d-1(b)
[x]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               PAGE 1 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              Harold E. Dittmer

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            United States

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  IN

------------------------------------------------------------------------------



                               PAGE 2 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              Frank A. Klepeko

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            United States

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  IN

------------------------------------------------------------------------------



                               PAGE 3 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              Kenneth B. Salvagno

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            United States

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  IN

------------------------------------------------------------------------------



                               PAGE 4 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              BP Investment Recovery Partners, L.P.

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            United States

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  PN

------------------------------------------------------------------------------



                               PAGE 5 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              Campus Financial Corporation

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            California

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  CO

------------------------------------------------------------------------------



                               PAGE 6 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              ANGIC, LLC

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            Nevada

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  OO

------------------------------------------------------------------------------



                               PAGE 7 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              Fresno Power Investors L.P.

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            California

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  PN

------------------------------------------------------------------------------



                               PAGE 8 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              FCGP, Inc.

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            California

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  CO

------------------------------------------------------------------------------



                               PAGE 9 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              Thomas A. Tinucci

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            United States

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions)......................................... 0

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  IN

------------------------------------------------------------------------------



                               PAGE 10 OF 13 PAGES

                                  SCHEDULE 13G


CUSIP No. 098904 20 4

 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

              Joseph A. Wagda

------------------------------------------------------------------------------

 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)X

            (b

------------------------------------------------------------------------------

 3.        SEC Use Only


------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization

            United States

------------------------------------------------------------------------------
                        5.        Sole Voting Power..............0

------------------------------------------------------------------------------
Number of               6.        Shared Voting Power............0
Shares
Beneficially
Owned by
------------------------------------------------------------------------------
Each Reporting          7.        Sole Dispositive
Person With                       Power..........................0


------------------------------------------------------------------------------

                        8.        Shared Dispositive Power.......0

------------------------------------------------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting
          Person.................................................0

------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................

------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9) .....0%


------------------------------------------------------------------------------
 12.      Type of Reporting Person (See Instructions)  IN

------------------------------------------------------------------------------

This statement is filed pursuant to Rule 13d-2(d) with respect to shares of Common Stock, $.01 par value (the "Common Stock") of Bonneville Pacific Corp. (the "Issuer") beneficially owned by the Reporting Persons as of the time immediately prior to the completion of the acquisition of the Issuer by El Paso Energy Corporation as announced by El Paso on January 19, 2000 and amends and supplements the Schedule 13G/A dated December 11, 1998 (the Schedule 13G/A"). Except as set forth herein, the Schedule 13G/A is unmodified.

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in item 1.

                               PAGE 11 OF 13 PAGES

(a)  Amount beneficially owned:

The Reporting Persons do not own any shares of Common stock or any pecuniary interest in said shares.

(b) Percent of class:

               Not applicable.

(C)Number of shares as to which such person has:

(i)  Sole power to vote or to direct the vote:

               Not applicable.

(ii) Shared power to vote or to direct the vote:

               Not applicable.

(iii) Sole power to dispose or direct the disposition of:

               Not applicable

(iv) Shared power to dispose or direct the disposition of:

               Not applicable

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 10.  Certification

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and, except as to the Reporting Persons' vote in favor of the acquisition of the Issuer by El Paso Energy Corporation, were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

        After reasonable inquiry and to the best of each of the undersigned's respective knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.

Dated:         February 10, 2000

/s/  Harold E. Dittmer
-----------------------
Harold E. Dittmer


/s/  Frank A. Klepetko
-----------------------
Frank A. Klepetko


/s/  Kenneth B. Salvagno
-----------------------
Kenneth B. Salvagno

                               PAGE 12 OF 13 PAGES

BP Investment Recovery Partners, L.P.
a California limited partnership

By Campus Financial Corporation,
     its General Partner

        By  /s/ Harold E. Dittmer
       ---------------------------
        Name:  Harold E. Dittmer
        Title:  President


Campus Financial Corporation,
a California corporation

By  /s/ Harold E. Dittmer
---------------------------
Name:  Harold E. Dittmer
Title:  President


ANGIC, LLC,
a Nevada limited liability company

By:  Fresno Power Investors, L.P., Member

        By:  FCGP, Inc., its General Partner

        By  /s/ Harold E. Dittmer
       ---------------------------
        Name:  Harold E. Dittmer
        Title:  President


Fresno Power Investors, L.P.,
a California limited partnership

By:  FCGP, Inc., its General Partner

        By  /s/ Harold E. Dittmer
       ---------------------------
        Name:  Harold E. Dittmer
        Title:  President


FCGP, Inc.,
a California corporation

By  /s/ Harold E. Dittmer
---------------------------
Name:  Harold E. Dittmer
Title:  President


/s/ Thomas A. Tinucci
---------------------------
Thomas A. Tinucci


/s/ Joseph A. Wagda
---------------------------
Joseph A. Wagda



                               PAGE 13 OF 13 PAGES